FREE WRITING PROSPECTUS Dated February 8, 2022	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-01

**PRICED/DETAILS** $926.5+MM WORLD OMNI PRIME AUTO LOAN (WOART 2022-A)

Joint Leads: Barclays (str), JP Morgan, Mizuho, Truist
Co-Managers: Comerica, PNC

-Anticipated Capital Structure-

CL	Size(MM)	WAL	S&P/F*	PWIN	L.FINAL	BENCH	SPRD	YLD%	CPN%	PRICE
A-1	$194.00	0.25	A-1+/F1+	1-6	2/15/23	IntL	+3	0.39629%	0.39629%	100.00
A-2	$305.78	1.08	AAA/AAA	6-21	4/15/25	EDSF	+6	1.159%	1.15%	99.99335
A-3	$305.78	2.54	AAA/AAA	21-43	5/17/27	IntS	+4	1.675%	1.66%	99.97721
A-4	$79.15	3.78	AAA/AAA	43-46	3/15/28	IntS	+10	1.909%	1.90%	99.99471
B	$27.87	3.83	AA/AA	46-46	3/15/28	IntS	+45	2.264%	2.25%	99.98756
C	$13.93	3.83	A/A	46-46	9/15/28	IntS	+75	2.564%	2.55%	99.99851

*Minimum required ratings

-Deal Summary-

Deal Size	:	$926.51mm offered *NO GROW*
Exp. Pricing	:	PRICED
Exp. Settle	:	2/16/2022
Pxg Speed	:	1.3% ABS to 10% Call
Offering Format	:	SEC REG
First Pay Date	:	3/15/2022
ERISA Eligible	:	Yes
EU RR Eligible	:	No
Exp. Ratings	:	S&P/Fitch
Min Denoms	:	$1k x $1k
BBG Ticker	:	WOART 2022-A
B&D	:	Barclays

-Available Information-

* Preliminary Prospectus, Ratings FWP

* Intex Deal Name: bcgwoar22A Password: KVA3

* Roadshow Link: https://dealroadshow.com Passcode: WOART2022A

CUSIPS-

A-1 98164G AA8

A-2 98164G AB6

A-3 98164G AC4

A-4 98164G AD2

B 98164G AE0

C 98164G AF7

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. by calling 1-888-603-5847.